UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2010

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

000-23593	Delaware	94-3221585
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 9, 2010, the U.S. Court of Appeals for the Ninth Circuit (the “Court”) issued an order (the “Amended Order”) which amends its June 5, 2009 order (the “Original Order”). The Original Order had reversed and remanded the district court’s dismissal of the second amended complaint filed by plaintiff Coalition for ICANN Transparency, Inc. (“CFIT”). The Amended Order denies VeriSign’s motion for rehearing and rehearing en banc and again states that Plaintiff CFIT’s complaint, assuming its material allegations to be true, plead plausible claims against VeriSign under Sections 1 and 2 of the Sherman Act in connection with the 2006 .com registry agreement. The Court was reviewing matters of law at this stage as opposed to fact and, at this stage of the pleadings, is required to assume that all material allegations are true for purposes of assessing whether a valid claim has been plead. The amended opinion changes in two respects the Court’s earlier decision. First, the Court amended its opinion by explaining that, for purposes of reviewing the sufficiency of the complaint, it was not considering the role of the U.S. government in the 2006 ..com registry agreement. The Court noted that “while CFIT stated plausible” claims, “proving” its claims “may be difficult in light of the amendments made by the Department of Commerce to its Cooperative Agreement with VeriSign,” in addition to the government’s role in connection with the provision of registry services. Second, the amended opinion changes the earlier decision by explaining that “competitive bidding is not required” as a predicate to complying with the antitrust laws. “So long as the agreement is the result of independent business judgment, is not the result of an intention to restrain trade, or does not actually injure competition, it is immaterial whether it was secured through a competitive bidding process.”

For a description of the procedural history of this litigation, see VeriSign’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on April 28, 2010.

Unless VeriSign seeks and is granted further appellate review, the case will be remanded to the district court for proceedings, likely within 90 days. While the Company cannot predict the outcome of these proceedings, it believes the allegations against it are without merit and intends to vigorously defend against them.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: July 9, 2010	By:	/s/ Thomas C. Indelicarto
	Name:	Thomas C. Indelicarto
	Title:	Vice President and Associate General Counsel

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